Exhibit 10.2

AMENDMENT TO THE
DISCOVERY LABORATORIES, INC.
2011 LONG-TERM INCENTIVE COMPENSATION PLAN

The Discovery Laboratories, Inc. 2011 Long-Term Incentive Compensation Plan (the “Plan”) is hereby amended as set forth below, effective June 10, 2014:

I.

Section 4(a)(i) of the Plan is hereby amended to read as follows:

“(i)  Subject to adjustment as provided in Section 4(b) and to the terms of this Section 4, the total number of Shares reserved and available for delivery pursuant to Awards granted under the Plan shall be (A) twelve million, seven hundred-thousand (12,700,000), plus (B) the number of shares that, immediately prior to the Effective Date, remain available for issuance or delivery under the 2007 Plan; plus (C) the number of shares subject to awards under the 2007 Plan which become available for grant under the Plan in accordance with Section 4(c) after the Effective Date.”

II.

Except as set forth herein, the Plan shall remain in full force and effect.